Exhibit 99.1

OFA Group, Inc. Announces 1-for-10 Consolidation of Class A Ordinary Shares

Torrance, Calif., July 27, 2026 (GLOBE NEWSWIRE) — OFA Group (Nasdaq: OFAL) (the “Company”) today announced that it will effect a consolidation of its Class A ordinary shares at a ratio of 1-for-10 (the “Share Consolidation”), effective as of 12:01 a.m. Eastern Time on July 31, 2026. The Company’s Class A ordinary shares will begin trading on a split-adjusted basis on The Nasdaq Capital Market at the open of trading on July 31, 2026, under the existing symbol “OFAL” with a new CUSIP number, G6713S114.

At the effective time, every ten (10) issued Class A ordinary shares will automatically be consolidated into one (1) Class A ordinary share, reducing the number of issued and outstanding Class A ordinary shares from 26,370,521 to approximately 2,637,052 (subject to rounding for fractional shares). No fractional shares will be issued in connection with the Share Consolidation. Any fractional share that would otherwise result will be rounded down to the nearest whole share. The Company’s Class B ordinary shares are not affected by the Share Consolidation.

The Share Consolidation was approved by the Company’s shareholders at an extraordinary general meeting held on May 21, 2026.

Shareholders holding shares in book-entry form or through a bank, broker or other nominee do not need to take any action. Positions will be automatically adjusted to reflect the Share Consolidation.

Proportionate adjustments will be made to the number of Class A ordinary shares underlying, and the exercise or conversion prices of, the Company’s outstanding options, warrants and convertible securities, and to the number of Class A ordinary shares reserved under the Company’s equity incentive plans.

About OFA Group

OFA Group (Nasdaq: OFAL), through its wholly owned operating subsidiary, Office for Fine Architecture Limited, provides comprehensive architectural design and fit-out services for commercial and residential buildings. The Company is also developing proprietary artificial intelligence technologies designed to transform architectural planning, BIM automation, and digital construction workflows. By combining architectural expertise with AI-driven software solutions, OFA seeks to improve efficiency, scalability, and innovation across the global Architecture, Engineering and Construction (AEC) industry.

Forward-Looking Statements

This press release contains forward-looking statements.. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “assume,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “hope,” “intend,” “target,” “forecast,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. The forward-looking statements included in this press release are made only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements except as required by applicable law.

Contact

Investor Relations

OFA Group

Email: info@ofagroup.com

Website: www.ofagroup.com